May 25, 2007

U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth St. N.W.
Washington DC
20549

Re: Mosquito Consolidated Gold Mines Limited - Form 20-F Registration Statement

Dear Sirs:

As independent chartered accountants, we hereby consent to the inclusion or incorporation by reference in the Form 20-F Registration Statement for Mosquito Consolidated Gold Mines Limited, dated May 25, 2007, of the following:

Our report to the Shareholders of Mosquito Consolidated Gold Mines Limited dated October 17, 2006 on the consolidated balance sheets as at June 30, 2006 and December 31, 2005 and the consolidated statements of operations and deficit, and cash flows for the six month period ended June 30, 2006 and the years ended December 31, 2005 and 2004.

Yours truly,

“DMCL”

Dale Matheson Carr-Hilton LaBonte LLP
Chartered Accountants
Vancouver, Canada